Exhibit 99.1

FOR IMMEDIATE RELEASE:
December 15, 2011

Synergy Resources Corporation Announces Public Offering of Common Stock

PLATTEVILLE, CO, December 15, 2011: Synergy Resources Corporation (NYSE Amex: SYRG), a domestic oil and gas exploration and production company focused in the Denver-Julesburg Basin, announced today that it intends to engage in an underwritten public offering of shares of its common stock pursuant to an effective shelf registration statement. The underwriters for this offering will be Northland Capital Markets acting as bookrunning manager, C. K. Cooper & Company acting as joint bookrunner, and GVC Capital LLC acting as co-manager.

The offering will be conducted pursuant to an effective shelf registration statement, which is on file with the Securities and Exchange Commission. A preliminary prospectus supplement related to the offering has been filed with the Securities and Exchange Commission. A copy of the preliminary prospectus supplement and the base prospectus related to the offering may be obtained from the Securities and Exchange Commission’s website at http://www.sec.gov or by contacting Northland Capital Markets, 45 S. Seventh St., Suite 2000, Minneapolis, MN 55402, by calling (612) 851-4994, or by emailing Andrew Pafko, apafko@northlandcapitalmarkets.com or by contacting C. K. Cooper & Company, 18300 Von Karman Avenue, Suite 700, Irvine, CA  92612, by calling (949) 477-9300, or by emailing Hue Lapham, halpham@ckcooper.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities of Synergy Resources, and there shall not be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Information

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Synergy Resources’ expectations regarding the completion of the public offering. These statements are based on management’s current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results and the timing of events may vary materially from those expressed or implied by such forward-looking statements due to various important factors, including, without limitation, risks and uncertainties related to Synergy Resources’ business and the satisfaction of the conditions of the closing of the public offering. More detailed information about those factors is set forth in Synergy Resources’ filings with the Securities and Exchange Commission, including the prospectus related to this proposed offering and Synergy Resources’ annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. Synergy Resources is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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